                                                                      Exhibit 12
                                                                      ----------

                            COLGATE-PALMOLIVE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------

                              (Dollars in Millions)
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                              Three Months Ended
                                                                March 31, 2002
                                                                --------------

Income before income taxes                                           $ 425.8

Add:

Interest on indebtedness and amortization of debt expense and
  discount or premium                                                   36.9

Portion of rents representative of interest factor                       8.1
                                                                     -------

Income as adjusted                                                   $ 470.8
                                                                     =======

Fixed Charges:

Interest on indebtedness and amortization of debt expense and
  discount or premium                                                $  36.9

Portion of rents representative of interest factor                       8.1

Capitalized interest                                                     1.1
                                                                     -------

Total fixed charges                                                  $  46.1
                                                                     =======

Ratio of earnings to fixed charges                                      10.2
                                                                     =======